                                  SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. 3)



Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement        [ ] Confidential, For Use of the
                                       Commission Only (as permitted by
                                       Rule 14a-6(e)(2))

[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                (Name of Registrant as Specified in its Charter)

          WISCONSIN CENTRAL SHAREHOLDERS COMMITTEE TO MAXIMIZE VALUE
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

 (1) Title of each class of securities to which transaction applies:

_________________________________________________________________
 (2) Aggregate number of securities to which transaction applies:

_________________________________________________________________
 (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

_________________________________________________________________
 (4) Proposed maximum aggregate value of transaction:

______________________________________________________________________
 (5) Total fee paid:

_________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1) Amount Previously Paid:

_________________________________________________________________
 (2) Form, Schedule or Registration Statement No.:

_________________________________________________________________
 (3) Filing Party:

_________________________________________________________________
 (4) Date Filed:

_________________________________________________________________

                               CONSENT STATEMENT
                                       TO
                                SHAREHOLDERS OF
                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                                       BY
                    WISCONSIN CENTRAL SHAREHOLDERS COMMITTEE
                               TO MAXIMIZE VALUE

     This Consent Statement is being furnished by the Wisconsin Central Shareholders Committee to Maximize Value (the "Committee") to the holders of shares of common stock, par value $0.01 per share (the "Common Stock"), of Wisconsin Central Transportation Corporation, a Delaware corporation ("Wisconsin Central" or the "Company"), in connection with the solicitation by the Committee of written shareholder consents to authorize the actions described below (the "Consent Solicitation"). This Consent Statement and the accompanying WHITE consent card are first being sent to shareholders on or about November 13, 2000.

     The Committee is soliciting shareholder consents to authorize the following actions:

     . the amendment of the Company's Amended Bylaws to eliminate provisions establishing a classified Board of Directors and to eliminate restrictions on the conditions under which directors may be removed from office;

     . the removal from office of the nine current members of the Company's Board of Directors; and

     . the election of the seven nominees proposed by the Committee as members of the Company's Board of Directors.

     See "The Committee's Proposals" for a complete description of the actions proposed by the Committee. See "Certain Information Concerning Participants" for information regarding the Committee, its director nominees and certain other persons who may be deemed to be participants in this Consent Solicitation.

     The consent of a majority of the shares of Common Stock outstanding on October 23, 2000, the record date for this Consent Solicitation (the "Record Date"), is required to approve each of the Committee's proposals. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each of the Committee's proposals. According to the Company, as of the Record Date there were 46,541,357 shares of Common Stock outstanding.

     THIS CONSENT SOLICITATION IS BEING MADE BY THE COMMITTEE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF WISCONSIN CENTRAL.

     Your consent is important, no matter how many or how few shares of Common Stock you own. The Committee urges you to sign, date and return the enclosed WHITE consent card promptly. Please do NOT sign any consent revocation card you may receive.

     The Committee urges you to read this entire Consent Statement carefully.

     The Committee requests that signed and dated WHITE consent cards be returned to it on or before December 15, 2000. A FAILURE TO SIGN, DATE AND RETURN THE WHITE CONSENT CARD IN A TIMELY MANNER WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE COMMITTEE'S PROPOSALS. If you need assistance in voting your shares of Common Stock, please call the Committee's information agent, Innisfree M&A Incorporated, toll free at 1-888-750-5834 or the offices of the Committee at 1-773-714-8669.

                          WHY THE COMMITTEE WAS FORMED

     The Wisconsin Central Shareholders Committee to Maximize Value has been formed to reconstitute Wisconsin Central's Board of Directors and to replace current management in order to implement a comprehensive program to maximize shareholder value. If the Committee is successful in replacing the Company's current Board of Directors, the new Board will appoint Edward A. Burkhardt as Chief Executive Officer of Wisconsin Central to direct the implementation of the Committee's program.

     Mr. Burkhardt, age 62, was the principal founder of the Company in 1987 and served as its President and Chief Executive Officer from the Company's formation until August 1999. In 1991 he was also elected Chairman. During his tenure as Chairman, President and Chief Executive Officer, Wisconsin Central went public in July 1991 at $2.75 per share, as adjusted for stock splits. In January 1999, Railway Age, the major railroad industry trade magazine, named him "1999 Railroader of the Year" in recognition of his "outstanding contribution to the regional railroad renaissance in the United States." After nearly twelve years of service, Mr. Burkhardt announced his resignation from the Company on July 8, 1999, effective August 31, 1999.

     Since Mr. Burkhardt's departure, the Company's share price has declined by 43%. During the nine-month period ended September 30, 2000, the Company's reported net income, excluding special items, decreased to $.87 per diluted share from the $.93 per diluted share reported for the same period last year. The Company experienced this decrease in net income per share despite its repurchase this year of almost 10% of its outstanding shares.

     Under Mr. Burkhardt's leadership as Chief Executive Officer, Wisconsin Central experienced strong growth in revenues, net income, earnings per share and share price in the period between December 31, 1990 and December 31, 1998, as indicated in the following table:


                                                                                                         Cumulative
                                              Year ended December 31,                                     Increase
                   _____________________________________________________________________________________ __________
                                     (in millions, except per share data)

                   1990(1)       1991      1992     1993     1994     1995     1996     1997      1998
                  ---------    ---------  -------  -------  -------  -------  -------  -------   -------
Revenues          $113,289       113,657  124,364  151,691  211,139  264,427  275,438    333.5     344.1    203.1%

Net Income        $  7,546         8,251   10,881   15,371   36,695   42,509   48,432   77,462    76,294    917.3%

Earnings Per      $    .32           .25      .28      .31      .74      .85      .96     1.52      1.49    465.6%
Share(2)

Share Price(3)          --      $   3.33     6.00     9.96    13.75    21.92    39.63    23.38     17.19    525.1%

______________________

     (1) As reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1991. All other information is derived from the Company's Annual Report on Form 10-K for the applicable year.

     (2)  As adjusted for stock splits.

     (3) The share prices contained in the table are the reported closing prices for the Company's Common Stock on the last trading day of the applicable year, as adjusted for stock splits.

     During this period, the Company's revenues compounded at an average annual rate of 25.5%, its net income increased at an average annual rate of 114.7% and its earnings per share increased at an average annual rate of 42.2%.

     Shareholder returns equaled 25.8% per year compounded from May 31, 1991 through December 31, 1998. This return compares with the 19.2% compound return for the Standard & Poors 500 Index over the same time period.

     Since Mr. Burkhardt's departure, performance measures have been flat or have deteriorated, as indicated in the following table:

                          Quarter ended        Quarter ended       Increase
                         June 30, 1999(1)  September 30, 2000(2)  (Decrease)
                         ----------------  ---------------------  ----------

Revenues (millions)           $ 90.8                $ 96.3            6.0%

Net Income (millions)         $ 18.9                $ 14.5         (23.3)%

Earnings per share            $ 0.37                $ 0.30         (18.9)%

Share Price                   $18.88                $10.56         (44.1)%
-----------------

   (1) As reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

   (2) As reported by the Company in a press release dated October 25, 2000.

   On October 19, 2000, the day before the first public announcement of this Consent Solicitation, the closing sale price for the Company's Common Stock was $10.81 per share, representing a cumulative decline of 43% from the closing price of $18.88 per share on June 30, 1999.

   To the Committee's knowledge, Mr. Burkhardt is one of the Company's largest individual shareholders. He owns 3,510,004 shares, representing over 7% of the Company's outstanding shares. As a major Wisconsin Central shareholder, Mr. Burkhardt has the same concerns as other shareholders with the Company's recent poor financial performance and falling share price.

                REASONS FOR WISCONSIN CENTRAL'S POOR PERFORMANCE

     The Committee believes that the recent decline in the value of Wisconsin Central's shares is attributable to three main factors. The first is what the Committee believes is the failure of the Company's current Board and management to grow the Company's business. For many years the Company improved its competitiveness and aggressively marketed its services, and the result was strong growth in revenues and net income. For example, the Company's revenues increase during each of years during the period from 1990 through 1998 and compounded at an average annual rate of 25.5% during this period. In addition, the Company's profits during this period increased at an average compound rate of 114.7%. In contrast, the Company's revenues have increased by only 3.78% during the 12 months ended June 30, 2000, while the Company's net income declined by 26.8% during the same period. The Committee believes the market is willing to pay for growth, but conversely will heavily discount the share price of a company that cannot produce growth. In the Committee's view, this is what we have seen at Wisconsin Central in the last year.

     The second factor, in the Committee's opinion, is the failure of the Company's current Board and management to successfully manage the Company's international investments. The Committee is concerned about the recent poor operational and financial performance of the Company's overseas investments. For example, during the Company's third quarter ended September 30, 2000, the Company's equity in the net income of its international affiliates, excluding special items, was $1.5 million, compared with $5.6 million for the third quarter in 1999. In addition, despite the problems affecting the Company's existing international businesses, the Committee is concerned that the Company continues to expend significant funds in pursuing its international acquisition strategy. The costs incurred by the Company in connection with bidding on an international privatization project can be substantial, with no guaranty that the Company's bid will be successful. In fact, the Committee believes the Company has been unsuccessful in its last three attempts to bid on international projects.

     The third factor is what the Committee views as the failure of the Company's current Board and management to take the steps necessary to position the Company for a future sale through a merger or similar transaction. The Committee believes the most effective way to maximize value for Wisconsin Central's shareholders is to prepare the Company for sale to a strategic buyer, including one of the developing U.S./Canadian mega-rail systems, or another qualified purchaser as soon as regulatory and market conditions permit. The Surface Transportation Board's moratorium on merger transactions involving Class I railroads is scheduled to expire in June 2001 pending adoption of new merger rules by the Board. Based on the provisions contained in the Board's current proposed rules and the announced timetable for adopting final rules, the Committee believes that a merger or similar transaction involving the Company will not be significantly impacted by regulatory restrictions.

     In the Committee's opinion, the Company's current Board of Directors and management have demonstrated that they are unwilling to consider a merger or similar transaction designed to maximize shareholder value. In fact, the Committee is aware that the Company's current Chief Executive Officer was approached by one of the major U.S. railroads late last year regarding a possible acquisition transaction, but that the Company refused to participate in discussions with this potential purchaser.

     The Committee is proposing a robust program to correct these shortcomings and to restore effective management at Wisconsin Central. The details of this program are outlined in the following section.

             THE COMMITTEE'S PROGRAM TO MAXIMIZE SHAREHOLDER VALUE

     The Committee has been established to develop and implement a program designed to maximize shareholder value by returning the Company to a growth management philosophy, improving operational performance and disposing of the Company's under performing international investments. The Committee also intends to focus its efforts on the sale of the Company's domestic operations under terms that would maximize shareholder value. Each nominee proposed by the Committee for election to the Company's Board of Directors is pledged to support the implementation of this program.

     The Committee's program includes the following measures:

 .    Improve the Company's domestic operations by increasing revenues and expanding market share, improving competitiveness and customer service, and restoring employee morale and productivity to historic levels. The Committee intends to implement a growth management philosophy strongly focused on meeting customer service and price requirements with the goal of increasing revenues and expanding market share. Specifically, the Committee believes that the Company should take steps to eliminate delays in rate quotations and improve other customer services and to become more proactive in the development of customer alliances. In the Committee's view, the Company is currently focused on "yield management" by attempting to increase profits margins. While this approach is generally commendable, the Committee believes it often clashes with the objective of gaining market share and frequently results instead in a loss of business.

 .    Discontinue efforts to invest in international privatizations, including the pending acquisition of rail operations in Jordan. The Committee believes these privatization contests are risky and provide low returns. The Committee also believes the performance of these investments in early years is typically uneven, making them inappropriate investments for publicly traded companies being rated on quarterly earnings.

 .    Liquidate or spin off existing international investments. During the
     Company's third quarter ended September 30, 2000, the Company's equity in the net income of its international affiliates, excluding special items, was $1.5 million, compared with $5.6 million for the third quarter in 1999. All of the Company's international investments are minority positions in under performing companies. As currently structured, with management controlled by venture capital funds, the Committee believes the Company's international investments have little hope of realizing their potential and will be a continuing drag on consolidated earnings.

 .    Increase the Company's share repurchase program.  This objective should be facilitated by eliminating the need to conserve cash for international acquisitions and by cash raised through the sale of the Company's international holdings.

 .    Position domestic operations for a strategic sale to one of the developing mega-rail systems, such as Canadian National Railway Company, Norfolk Southern Corporation or CSX Transportation, or another qualified purchaser. In the Committee's opinion, regional railroads such as the Company are likely to face additional competition in the future as the mega-rail systems rationalize their post-merger operations and begin to benefit from increased economies of scale. At the same time, the Committee believes that the well-managed regional railroads should become attractive merger candidates when the larger railways again begin to expand their businesses through acquisitions. The Committee believes that substantial operational and revenue synergies should result from an acquisition of the Company by one of these railways. The Committees director nominees, if elected, are committed to providing the Company's shareholders with an opportunity to vote on any merger transaction of this type.

 .    Improve corporate governance through the election of experienced, independent Board members and eliminate the classified Board, so that all directors will be subject to annual election by the Company's shareholders.

     Each of the Committee's proposals has been developed with the goal of maximizing value for Wisconsin Central's shareholders. There can of course be no assurance that the Committee's nominees, if elected, will be successful in maximizing shareholder value.

                       THE COMMITTEE'S DIRECTOR NOMINEES

     The Committee has proposed seven nominees (the "Nominees") for election as members of the Company's Board of Directors. The information below concerning age, business address, principal occupation, employment history, directorships and beneficial ownership of Common Stock of each of the Nominees has been furnished by the respective Nominees.

                                                    Present Principal Occupation,
                                                     Five-Year Employment History
Name, Age and  Business Address                           And Directorships
-------------------------------------------  --------------------------------------------
John W. Barriger (73)                        Vice President, The Derson Group Ltd., a
  155 Melrose Avenue                         personnel consulting firm, since 1990.
  Kenilworth, Illinois 60043                 Assistant to Trustee, Chicago, Missouri &
                                             Western Railway Co., 1988 - 1990.  Vice
                                             President, Corporate Development, Venango
                                             River Corporation, 1987.  Project Leader of
                                             U.S. Department of Justice study of Norfolk
                                             Southern's proposed acquisition of Conrail,
                                             1986.  Employed by Santa Fe Industries and
                                             Atchison, Topeka & Santa Fe Railway Company
                                             in various operating, finance and executive
                                             department positions, 1950 - 1985.  BS in
                                             Mechanical Engineering and Business
                                             Administration, Massachusetts Institute of
                                             Technology (1949).  Certificate in
                                             Transportation, Yale University Graduate
                                             School of Economics (1950).

Edward A. Burkhardt (62)                     President and Chief Executive Officer, Rail
  8600 West Bryn Mawr Avenue                 World, Inc., since July 1999. Director, The
  Suite 500N                                 Wheeling & Lake Erie Railroad Company.
  Chicago, Illinois 60631-3579               President and Treasurer, The San Luis
                                             Central Railroad Company, since 1969.
                                             Chairman, Baltic Rail Services (Tallinn,
                                             Estonia), since May 2000.  President, Rail
                                             Polska, s.p. z.oo. (Warsaw, Poland), since
                                             November 1999.  President, Cargo Central
                                             Europe (Warsaw, Poland), since April 2000.
                                             Chairman, President and Chief


                                             Executive Officer, Wisconsin Central
                                             Transportation Corporation and subsidiaries,
                                             1987 - 1999. Chairman and Chief Executive
                                             Officer, English, Welsh & Scottish Railway
                                             Ltd. and subsidiaries, 1995 - 1999. Chairman,
                                             Tranz Rail Holdings, Limited and subsidiaries,
                                             1993 - 1999.  Chairman, Australian Transport
                                             Network and subsidiaries, 1997 - 1999. Vice
                                             President Transportation, Chicago & North
                                             Western Transportation Co. ("CNW"), 1979 - 1987.
                                             Vice President Marketing, CNW, 1976 - 1979.
                                             Various operating management positions with
                                             CNW and Wabash Railway Co., 1960 - 1976.
                                             BS in Industrial Administration, Yale
                                             University (1960).

Robert E. Dowdy (64)                         Transportation Consultant since 1993.
  10422 Elderberry Lane                      Director of Green Bay & Western Railroad
  Orland Park, Illinois 60467                Company and Fox River Valley Railroad
                                             Company since 1991.  President and Chief
                                             Executive Officer, Fox River Valley
                                             Railroad Corporation and Green Bay &
                                             Western Railroad Company, 1991 - 1993.
                                             President and General Manager, Belt Railway
                                             Company of Chicago, 1972 - 1989.  President
                                             and General Manager, Chicago & Western
                                             Indiana Railroad Company, 1964 - 1972.
                                             Various operating management positions,
                                             Wabash Railroad Company, 1958 - 1964.

Aaron J. Gellman (70)                        Professor of Management and Strategy,
  c/o Northwestern University                J.L. Kellogg Graduate School of Management,
  2001 Sheridan Road                         Northwestern University, since 1992.
  Evanston, Illinois 60201                   Director, USA Floral Products, Inc., since
                                             1998. President, Gellman Research
                                             Associates, 1972 - 1992. Vice President
                                             Planning, The Budd Company, 1967 - 1971.
                                             Vice President Planning, North American Car
                                             Corporation, 1958 - 1967.  Director,
                                             Eastern Illinois Railroad, 1961 - 1967 and
                                             Commercial Credit Corporation 1981 - 1984.
                                             BA in Economics, University of Virginia
                                             (1950).  MBA (Transportation), University
                                             of Chicago (1951).  PhD in Economics,
                                             Massachusetts Institute of Technology
                                             (1968).


Michael W. Howell (53)                       Chairman, FPT Group Limited, a distributor
  Smeaton House                              of power transmission equipment, since
  Dalkeith, Scotland                         1998. Director, Arlington Capital
  EH22 2NJ                                   Management (CI) Limited, since 1991.
                                             Director, Fenner plc, 1993-1996.  Director,
                                             Railtrack Group plc, 1996-1997. General
                                             Manager, Transportation Systems Division,
                                             General Electric Company, Inc., 1989-1991.
                                             Vice President, General Electric Canada,
                                             Inc. 1988-1989. Vice President, Cummins
                                             Engine Company, Inc., 1981-1989. Director,
                                             Cummins Engine Company Limited, 1980-1984.
                                             Other operating positions with Cummins
                                             Engine Company, Inc., 1976-1980, and
                                             British Leyland Motor Corporation,
                                             1969-1974. MA in Economics and Engineering,
                                             Trinity College, Cambridge University
                                             (1969). MBA, European Institute of Business
                                             - INSEAD (1975). MBA, Harvard Business
                                             School (1976).

Henry Posner III (45)                        Chairman, Railroad Development Corporation,
  381 Mansfield Avenue                       since 1987.  Chairman, Iowa Interstate
  Greentree Commons 500                      Railroad, since 1991. Chairman of
  Pittsburgh, Pennsylvania 15220             Ferrovias Guatamala since 1998. Director,
                                             Buenos Aires al Pacifico since 1999.
                                             Various operating and marketing management
                                             positions, Conrail and predecessor
                                             railroads, 1977 - 1986.  BS in Civil
                                             Engineering, Princeton University (1977).
                                             MBA, Wharton School of Business, University
                                             of Pennsylvania (1982).

Andy Sze (49)                                Managing Partner, Ginkgo Enterprise LP, a
  8412 Evergreen Lane                        private investment fund, since 1999.
  Darien, Illinois 60561                     President and Chief Executive Officer,
                                             Clipper Group, a third-party multi-modal
                                             transportation and logistics provider, 1983
                                             - 1999. Other positions with Clipper
                                             Group, 1976 - 1983. BS in Industrial
                                             Engineering, Illinois Institute of
                                             Technology (1973). MS in Operations
                                             Research, Northwestern University (1974).
                                             MBA, University of Chicago (1982).


     The number of shares of Common Stock beneficially owned and percentage beneficial ownership of each of the Nominees as of the date of this Consent Statement are as follows:

                               Number of Shares            Percentage
     Nominee                   Beneficially Owned(1)(2)    Ownership(3)
     -------                   ------------------------    ------------

     John W. Barriger                    3,000                  *
     Edward A. Burkhardt             3,510,004(4)               7.54%
     Robert E. Dowdy                       100                  *
     Aaron J. Gellman                    2,000                  *
     Michael W. Howell                   1,150                  *
     Henry Posner III                        0(5)               *
     Andy Sze                           23,000(6)               0.05
                                     ---------                  ----
        Total                        3,539,254                  7.60%

----------------

*    Represents less than 0.01% percentage ownership.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) On October 20, 2000, the Nominees filed a Schedule 13D with respect to their beneficial ownership of shares of Common Stock. Under the rules of the Securities and Exchange Commission, the Nominees may be deemed to be members of a group and, as a result, each Nominee may be deemed to beneficially own shares of Common Stock beneficially owned by each of the other Nominees. Each of the Nominees disclaims beneficial ownership of the shares of Common Stock beneficially owned by any of the other Nominees.

(3) Calculated based on 46,541,357 shares of Common Stock outstanding as of the Record Date, as reported by the Company.

(4) Includes 30,000 shares of Common Stock that Mr. Burkhardt is entitled to acquire pursuant to stock options currently exercisable or exercisable within 60 days. Excludes 5,800 shares of Common Stock held by Mr. Burkhardt's daughter, who has sole voting and dispositive power with respect to such shares. Mr. Burkhardt disclaims beneficial ownership of the shares held by his daughter.

(5) Excludes 200,000 shares held by Lyndhurst Associates, L.P. ("Lyndhurst Associates"), a Delaware limited partnership in which Mr. Posner is a limited partner. The Managing General Partner of Lyndhurst Associates is Henry Posner, Jr., the father of Mr. Posner. The address of Lyndhurst Associates is 381 Mansfield Avenue, 500 Greentree Commons,

     Pittsburgh, Pennsylvania 15220. Mr. Posner disclaims beneficial ownership of the shares held by Lyndhurst Associates.

(6) Includes 6,000 shares of Common Stock held in trusts for the benefit of Mr. Sze's daughter and son. Mr. Sze has sole voting and dispositive power with
     respect to such shares.   Excludes 300 shares of Common Stock held by Mr.
     Sze's daughter, who has sole voting and dispositive power with respect to such shares. Mr. Sze disclaims beneficial ownership of the shares held by his daughter.

     The Committee intends to reimburse each Nominee for out-of-pocket expenses incurred in connection with this Consent Solicitation. In addition, the Committee intends to indemnify each Nominee, to the maximum extent not prohibited by applicable law, against any amount that he is or becomes legally obligated to pay relating to or arising out of any threatened, pending or completed action, suit or proceeding made against or involving him by reason of the fact that he has agreed to be a nominee for election as a director of the Company or by reason of any action he is alleged to have taken or omitted to take relating to or arising out of this Consent Solicitation. Mr. Burkhardt intends to satisfy the expense reimbursement and indemnification obligations of the Committee with respect to the Nominees.

     In addition, it is anticipated that each Nominee, if elected, would be entitled to receive certain directors' fees paid consistent with Wisconsin Central's past practices. According to Wisconsin Central's proxy statement on
Schedule 14A dated April 10, 2000, under compensation arrangements adopted in 1999, directors who are not full-time employees of the Company or its subsidiaries receive annual compensation in the form of options to purchase 6,000 shares of Common Stock and may elect to receive annual compensation of $30,000 in either (i) phantom stock or (ii) $15,000 in cash and $15,000 in phantom stock, with the phantom stock payable on the date of the Company's annual meeting and the cash payable in four equal quarterly installments. The director phantom stock is issued in units equal to the aggregate nominal value divided by the fair market value of the Common Stock on the date of grant. When the holder of phantom stock ceases to be a director of the Company, the holder's phantom stock units are converted to cash at the current market value of the Common Stock. No additional amounts are paid with respect to attendance at director or committee meetings. Directors who are full-time employees of the Company or its subsidiaries do not receive additional compensation for their services as directors.

     New directors are granted 5,500 additional options in connection with their first election as directors, as provided by the director option plan. The director options represent the right to purchase Common Stock at an exercise price equal to fair market value as of the date of the grant. Director options expire at the earlier of 10 years after the date of grant or one year after the optionee ceases to be a director. All directors of the Company are also reimbursed for expenses.

                           THE COMMITTEE'S PROPOSALS

     The Committee is soliciting consents to take the following actions (collectively, the "Proposals") by written shareholder consent, without a shareholder meeting, as permitted by Delaware law and the Amended Bylaws of the Company. Each member of the Committee has agreed to vote the shares of Common Stock beneficially owned by him in favor of each of the Proposals.

     THE COMMITTEE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE CONSENT CARD.

     Set forth below is a description of each of the Proposals for which consents are being solicited:

PROPOSAL NO. 1--Elimination of Provision Establishing Classified Board

     The Amended Bylaws of the Company currently provide that the Company's Board of Directors will be divided into three classes elected to serve for staggered terms of three years. Proposal No. 1 provides for the amendment of
Section 3.2 of the Amended Bylaws to remove the provision establishing a classified Board and to require the annual election of all directors. In particular, the amendment would delete the third and fourth sentences of Section
3.2 of the Amended Bylaws and insert in lieu thereof the sentence "Directors shall be elected annually to serve for one year terms."

     The Committee believes that the elimination of the Company's classified Board of Directors, which would result in the annual election of all directors, is desirable and in the best interests of the Company and its shareholders. In reaching this conclusion, the Committee considered the possibility that the elimination of the Company's classified Board could have certain potential adverse effects. The requirement that all directors stand for election annually could result in the simultaneous removal from office of all of the Company's directors, which could lead to a loss of continuity in the governance and corporate policies of the Company. The existence of the Company's classified Board of Directors may also have the effect of delaying or preventing the acquisition of the Company without the approval of the Company's Board of Directors. This effect could deter or discourage parties considering an unsolicited offer or proposal to acquire the Company.

     After considering these potential adverse consequences, the Committee determined that the benefits it expects will be derived from the elimination of the Company's classified Board are likely to outweigh the potential risks. The Committee believes that the requirement that each director stand for election annually will serve to increase the accountability of directors to the Company's shareholders. The Committee also believes that the fact that the nominees for director proposed by the Committee include the former Chairman and Chief Executive Officer of the Company and other individuals with substantial experience in the railroad and transportation industries reduces the risk of a loss in continuity resulting from the replacement of the Company's current directors. The Committee further determined that the risks to the Company arising from the possibility of an unsolicited acquisition did not justify the continuation of a classified Board and that the Board would have other effective means available to it to deter any unfair or coercive acquisition proposal.

PROPOSAL NO. 2--Modification of the Provision for Filling Vacancies

     Proposal No. 2 provides for the amendment of Section 3.3 of the Amended Bylaws to recognize the elimination of the classified Board of Directors by deleting the second and third sentences and inserting in lieu thereof the sentence "Any director elected in accordance with this paragraph shall hold office until the next annual meeting of the shareholders or until his or her earlier death, resignation or removal in a manner permitted by statute or these by-laws."

PROPOSAL NO. 3--Elimination of Provision Regarding the Removal of Directors

     Proposal No. 3 provides for the elimination of Section 3.13 of the Amended Bylaws in its entirety. This section currently provides that, so long as the Company's Board of Directors is classified, members of the Board may be removed from office only for cause by a majority of the votes entitled to be cast for the election of directors. The elimination of Section 3.13 of the Amended Bylaws will permit the shareholders of the Company to remove Board members with or without cause.

     The Committee believes that the elimination of Section 3.13 of the Amended Bylaws is desirable and in the best interests of the Company and its shareholders. In reaching this conclusion, the Committee considered the possibility that the elimination of Section 3.13 could have certain potential adverse effects. The ability of the Company's shareholders to remove directors without cause could result in the simultaneous removal from office of all of the Company's directors, which could lead to a loss of continuity in the governance and corporate policies of the Company. The existence of Section 3.13, together with Section 3.2 of the Amended Bylaws establishing the Company's classified Board of Directors, may also have the effect of delaying or preventing the acquisition of the Company without the approval of the Company's Board of Directors. This effect could deter or discourage parties considering an unsolicited offer or proposal to acquire the Company.

     After considering these potential adverse consequences, the Committee determined that the benefits it expects will be derived from the elimination of
Section 3.13 of the Amended Bylaws are likely to outweigh the potential risks. The benefits considered by the Committee with respect to the elimination of
Section 3.13 are substantially the same as the benefits previously described in "The Committee's Proposals - Proposal No.1 - Elimination of Provision Establishing Classified Board."

PROPOSAL NO. 4--Removal of Current Directors

     Proposal No. 4 provides for the removal of the nine current members of the Company's Board of Directors, Thomas E. Evans, Carl Ferenbach, J. Reilly McCarren, Roland V. McPherson, Thomas F. Power, Jr., Thomas W. Rissman, John W. Rowe, A. Francis Small and Robert H. Wheeler, and any other person or persons who may be members of the Company Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal No. 5, which is described below).

PROPOSAL NO. 5--Election of Nominees

     Proposal No. 5 provides for the election of the Nominees proposed by the Committee as directors of Wisconsin Central, to serve until the Company's next annual meeting of shareholders and until their successors have been duly elected and qualified. See "The Committee's Director Nominees" for information concerning the background and experience of the Nominees proposed by the Committee.

     The Committee's primary purpose in seeking to elect the Nominees to the Company's Board of Directors is for the Nominees to implement the measures proposed by the Committee described in "The Committee's Program to Maximize Shareholder Value." If elected, however, the Nominees will be responsible as directors for the management of the business and affairs of the Company. Accordingly, the Nominees may determine that their fiduciary duties as directors require them to delay, modify or determine not to implement certain of the measures included in the Committee's program.

     Each of the Nominees has consented to being named herein as a nominee for director of the Company and has agreed to stand for election as a director.

     Although the Committee has no reason to believe that any of the Nominees will be unable to serve as a director, if any Nominee is not available to serve, the Committee expects that the remaining Nominees, upon taking office, will fill the vacancy with an individual willing to consider and implement the Committee's program to maximize shareholder value.

     The Company's Amended Bylaws permit the Board of Directors, by resolution adopted by at least two-thirds of the entire Board, to decrease the number of directors constituting the Board of Directors to not less than four directors. If elected, the Nominees intend to adopt a resolution decreasing the number of directors constituting the Board to seven in order to reflect the number of directors then in office.

PROPOSAL NO. 6--Repeal of Bylaws Adopted Subsequent to May 20, 1999

     Proposal No. 6 provides for the repeal of any amendments of the Amended Bylaws (whether effected by supplement to, deletion from or revision of the Amended Bylaws) adopted subsequent to May 20, 1999 (the date on which the Company's Bylaws were most recently amended), and at or prior to the time the Proposals become effective (other than amendments adopted as a result of the adoption of Proposal Nos. 1, 2 or 3 set forth above).

     The Committee does not believe that any amendments to the Amended Bylaws have been adopted since the adoption of the Amended Bylaws on May 20, 1999. Proposal No. 6 is therefore primarily intended to repeal any amendments to the Amended Bylaws adopted by the Company's current Board of Directors without shareholder approval after the date of this Consent Statement and at or prior to the time the Committee's proposals become effective. Proposal No.6 would have the effect of repealing all such amendments, including any amendments that would have the effect preventing or impeding the effectiveness of the Committee's proposals. The Committee has no knowledge of any plan or intention of the Company's current Board of Directors to adopt any amendment to the Amended Bylaws.

                                _______________

     Adoption of the Proposals, including the removal of the current members of the Company's Board and election of the Nominees, is an important step toward prompt implementation of the Committee's plans to improve shareholder value. Accordingly, the Committee urges you to promptly sign, date and return the enclosed WHITE consent card.

                             THE CONSENT PROCEDURE

General; Effectiveness of Consents

     Section 228 of the Delaware General Corporation Law (the "Delaware Law") provides that, unless otherwise provided in the certificate of incorporation of a corporation, any action required to be or that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if written consents setting forth the action so taken are signed, dated and delivered to the corporation by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Section 228 of the Delaware Law further provides that no written consent will be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the corporation in the manner required by the Delaware Law, written consents signed by a sufficient number of holders to take action are delivered to the corporation in the manner required by the Delaware Act.

     The Certificate of Incorporation of the Company, as amended, does not prohibit shareholder action by written consent. The Company's Amended Bylaws provide that the Company's Board of Directors may fix a record date to determine the shareholders entitled to consent to corporate action in writing without a meeting. The record date is not permitted to precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and may not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If the Board of Directors has not fixed the record date with respect to a corporate action and no prior action by the Board is required in connection with such corporate action under the Delaware Law, the record date will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of shareholders are recorded.

     The Company has announced that its Board of Directors has established October 23, 2000 as the Record Date for purposes of this Consent Solicitation.

     A Proposal will become effective when consent cards (or other forms of consent) indicating consent to the Proposal, signed and dated by the holders of record on the Record Date of a majority of the shares of the Company's Common Stock then outstanding, are delivered to the Company in the manner required by the Delaware Law. Therefore, the failure to sign, date and return a consent with respect to a Proposal, or the returning of a consent marked "WITHHOLDS CONSENT" with respect to a Proposal, will have the same effect as voting against the Proposal.

     Signing and returning a consent card marked to indicate the withholding of consent to the election of any Nominee will have the same effect as voting against the election of the Nominee.

     Broker non-votes on any Proposal will have the same effect as a vote against the Proposal.

     The effectiveness of each of Proposal Nos. 2, 3, 4 and 5 is conditioned upon the approval of Proposal No. 1. In addition, the effectiveness of Proposal No. 4 is conditioned upon at least one of the Nominees listed in Proposal No. 5 being elected as a member of the Board. Except for the foregoing, none of the Proposals is conditioned upon the approval of any other Proposal.

     If the Proposals are adopted pursuant to this Consent Solicitation, prompt notice will be given pursuant to Section 228(d) of the Delaware Law to eligible shareholders who have not signed and returned consent cards indicating consent to each of the Proposals.

Procedural Instructions

     If a shareholder is the record holder of shares as of the close of business on the Record Date, the shareholder may elect to consent or withhold consent to each Proposal by marking the "CONSENTS" or "WITHHOLDS CONSENT" box, as applicable, underneath each such Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed envelope. In addition, a shareholder may withhold consent to the removal of any individual member of the Company's Board or to the election of any individual Nominee by writing such person's name where indicated on the consent card.

     If a shareholder returns a consent card that is signed and not marked with respect to one or more Proposals, the shareholder will thereby consent to all unmarked Proposals in their entirety, except that the shareholder will not thereby consent to the removal of any member of the Board or the election of any Nominee whose name is written by the shareholder on the consent card.

     Under the Delaware Law, only shareholders of record on the Record Date are eligible to give their consent to the Proposals. Therefore, the Committee urges each shareholder, even if the shareholder has subsequently sold its shares, to grant its consent pursuant to the enclosed WHITE consent card with respect to all shares held as of the Record Date. The failure to consent by a former shareholder who was a shareholder on the Record Date may adversely affect those who continue to be shareholders of the Company.

     In addition, if your shares are held of record in the name of a brokerage firm, bank nominee or other institution, only that entity can execute a consent on your behalf and only upon receipt of your specific instructions. Accordingly, you should sign, date and return the enclosed WHITE consent card in the envelope provided by your broker.

Revocation of Consents

     Consents with respect to any Proposal may be revoked at any time prior to the time that the Proposal becomes effective, provided that a written, dated revocation that clearly identifies the consent being revoked is executed and delivered either to (i) the Committee at

8600 West Bryn Mawr Avenue, Suite 500N, Chicago, Illinois 60631-3579, or (ii) the principal executive offices of the Company at 6250 North River Road, Suite 9000, Rosemont, Illinois 60018.

     A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The Committee requests that a copy of any revocation sent to the Company be sent to the Committee at the above address so that the Committee may more accurately determine if and when consents to the Proposals have been received from the holders of the requisite number of shares of the Company's Common Stock. You may revoke any previous consent revocation by SUBSEQUENTLY signing, dating and returning the WHITE consent card included with this Consent Statement.

                   ARRANGEMENTS REGARDING COMPANY FINANCING

     The Company has a credit facility provided by a group of bank lenders under which it has borrowed funds to finance its operations. According to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as of that date the Company had outstanding loan obligations under its credit facility totaling approximately $216.6 million.

     Under the terms of the Company's credit facility agreement, the Company's lenders would be permitted to declare an event of default if a majority of the current members of the Company's Board of Directors are removed from office pursuant to this Consent Solicitation. If the Company's lenders were to declare an event of default under these circumstances, they would have the right to limit or prohibit future borrowings by the Company, to demand immediate repayment of the Company's outstanding loans and to take all other actions permitted by law to enforce the Company's obligations under its credit facility agreement. The declaration of an event of default or the acceleration of the Company's obligations under its credit facility agreement may also result in the occurrence of an event of default under additional loan, lease or other agreements to which the Company and its subsidiaries are parties.

     The Committee believes that the Company is creditworthy and that the replacement of the current members of the Company's Board of Directors with the nominees proposed by the Committee should not result in a determination by the Company's lenders to declare an event of default under the Company's credit
facility agreement.   The Committee intends to seek an appropriate waiver from
the Company's lenders before removing the current members of the Company's Board of Directors.

     The Committee, however, has taken steps to confirm the availability of a replacement credit facility in the event that the Company's lenders are unwilling to grant such a waiver. The Committee has obtained a letter from Macquarie Bank Limited ("MBL"), an investment bank, confirming that, as of October 19, 2000, MBL was highly confident that it could arrange for financing to replace the Company's existing credit facility. A copy of MBL's highly confident letter is attached to this Consent Statement.

     The Committee has agreed to pay MBL a fee of $100,000 and to reimburse MBL for its reasonable expenses incurred in connection with rendering its highly confident letter. This fee will become payable upon the removal from office of a majority of the current members of the Company's Board of Directors pursuant to this Consent Solicitation. The Committee also agreed to pay or to cause the Company to pay MBL an additional fee equal to 0.5% of the amount of any replacement financing arranged by MBL. If MBL is requested to underwrite a portion of any required replacement financing, the Committee has agreed to negotiate a separate fee payable to MBL based on market rates in effect at the time of the transaction. In addition, the Committee has agreed to indemnify MBL and certain related persons against liabilities, including certain liabilities under the federal securities laws, arising out of MBL's engagement.

     MBL has previously assisted Rail World, Inc., a private company owned by Mr. Burkhardt, in the provision of debt and equity financing for proposed acquisition transactions.

     The highly confident letter does not constitute a commitment or undertaking by MBL to provide the financing required to replace the Company's current credit facility or to arrange for or underwrite such financing. The receipt of the highly confident letter does not ensure that the Company will be successful in replacing its current credit facility if required in connection with this Consent Solicitation.

                           OWNERSHIP OF COMMON STOCK

     Each share of Common Stock is entitled to one vote on each of the Proposals and the Common Stock is the only class of securities of the Company entitled to vote on the Proposals. According to the Company, as of the Record Date there were 46,541,357 shares of Common Stock outstanding. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, there were approximately 2,070 holders of record of shares of Common Stock as of March 20, 2000.

     The following table sets forth the share ownership of all persons who, to the knowledge of the Committee, beneficially owned more than 5% of the outstanding shares of Common Stock as of the date of this Consent Statement:

                                                Number of Shares
                                                Beneficially         Percentage
Shareholder                                     Owned(1)             Ownership
-----------                                     --------             ---------

Southeastern Asset Management, Inc. (2)         7,088,500            15.2%
State of Wisconsin Investment Board (3)         4,045,000             8.7
Cascade Investment LLC (4)                      3,600,300             7.7
Edward A. Burkhardt (5)                         3,510,004             7.5
Tweedy, Browne & Company LLC (6)                3,099,211             6.7
Capital Research and Management Company (7)     2,525,000             5.4

__________

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Committee the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) According to a Schedule 13D/A filed as of October 30, 2000 with the Securities and Exchange Commission by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Small-Cap Fund ("Longleaf") and Longleaf Partners International Fund ("Longleaf International"), which indicates that Southeastern has sole voting power with respect to 451,500 of these shares, sole dispositive power with respect to 692,500 of these shares, shared voting and shared dispositive power with respect to 6,396,000 of these shares, and no voting power with respect to 241,000 of these shares; Longleaf has no sole voting or sole dispositive power with respect to these shares but has shared voting and shared dispositive power with respect to 5,550,800 of these shares; and Longleaf International has no sole voting or sole dispositive power with respect to these shares but has shared voting and shared dispositive power with respect to 845,200 of these shares. Beneficial ownership of these shares is disclaimed by Southeastern. The address of Southeastern, Longleaf and Longleaf International is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

(3) According to a Form 13F filed as of July 20, 2000 with the Securities and Exchange Commission by the State of Wisconsin Investment Board (the "Investment Board"). The address of Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(4) According to a Schedule 13G filed as of April 28, 2000 with the Securities and Exchange Commission by Cascade Investment LLC ("Cascade") and William
     H. Gates III, which indicates that Cascade and Mr. Gates each have shared voting power and shared dispositive power with respect to 3,600,300 shares. All of the shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. The address of Cascade is 2365 Carillon Point, Kirkland, Washington 98033. The address of Mr. Gates is One Microsoft Way, Redmond, Washington 98052.

(5) Includes 30,000 shares of Common Stock that Mr. Burkhardt is entitled to acquire pursuant to stock options currently exercisable or exercisable within 60 days. Excludes 5,800 shares of Common Stock held by Mr. Burkhardt's daughter, who has sole voting and dispositive power with respect to such shares. Mr. Burkhardt disclaims beneficial ownership of the shares held by his daughter. Mr. Burkhardt's business address is 8600 West Bryn Mawr Avenue, Suite 500N, Chicago, Illinois 60631-3579

(6) According to a Schedule 13D/A filed as of October 10, 2000 with the Securities and Exchange Commission by Tweedy, Browne & Company LLC ("Tweedy Browne"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt"), which indicates that Tweedy Browne has sole voting power with respect to 2,628,599 shares and shared dispositive power with respect to 2,704,931 shares, TBK has sole voting and sole dispositive power with respect to 348,000 shares and Vanderbilt has sole voting and sole dispositive power with respect to 46,280 shares. Each of Tweedy Browne, TBK and Vanderbilt disclaims beneficial ownership of the shares owned by the other. The address of Tweedy Browne, TBK and Vanderbilt is 350 Park Avenue, New York, New York 10022.

(7) According to a Form 13F filed as of August 15, 2000 and a Schedule 13G filed as of February 2, 2000 with the Securities and Exchange Commission by Capital Research and Management Company ("Capital Research"), which indicates that Capital Research has sole voting power and sole dispositive power with respect to such shares. The address of Capital Research is 333 South Hope Street, Los Angeles, California 90071.

     Information regarding the ownership of shares of the Company's Common Stock by the current members of the Company's Board of Directors and management is contained in the Company's proxy statement dated as of April 10, 2000.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

     The Committee, the members of the Committee, the nominees for election as directors proposed by the Committee and certain other persons named below may be deemed to be "participants" in this Consent Solicitation as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act").

     The Committee is an unincorporated association that does not have any officers or employees and does not beneficially own any equity securities of the Company. The business address of the Committee is 8600 West Bryn Mawr Avenue, Suite 500N, Chicago, Illinois 60631-3579.

     The members of the Committee are Edward A. Burkhardt (Chairman), John W. Barriger, Robert E. Dowdy, Aaron J. Gellman, Michael W. Howell, Henry Posner III and Andy Sze. Each of the foregoing individuals is proposed by the Committee as a nominee for election as a director of the Company. Information regarding the age, business address, principal occupation, employment history, directorships and beneficial ownership of Common Stock of each the foregoing individuals is provided in "The Committee's Director Nominees."

     The Committee has retained Providence Capital, Inc. ("Providence") to act as its financial advisor and Dealer-Manager in connection with this Consent Solicitation. Providence engages in investment banking and stock brokerage business. Providence does not believe that it or any of its respective partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this Consent Solicitation or that Schedule 14A requires the disclosure of certain information concerning Providence. The business address of Providence is 730 Fifth Avenue, New York, New York 10019.

     As of the date of this Consent Statement, members of the Committee beneficially owned a total of 3,539,254 shares of the Company's Common Stock, representing approximately 7.6% of the outstanding shares of Common Stock. The number of shares of Common Stock beneficially owned by each of the members of the Committee, and by certain persons and entities that may be deemed to be associates of the members of the Committee, is indicated in "The Committee's Director Nominees." All of the shares owned of record by any of the members of the Committee or their associates are beneficially owned by such person or entity. Providence has informed the Committee that, as of the date of this Consent Statement, it does not hold any shares of Common Stock for its own account or for the accounts of its customers.

The number of shares of the Company's Common Stock purchased or sold by the members of the Committee within the past two years, the dates on which such shares were purchased or sold and the amount purchased or sold on each such date is set forth below:

Member          Date      Transaction Type      Number of Shares        Price Per Share
------          ----      ----------------      ----------------        ---------------

John W.         10/9/00      Purchase           1,000                   $10.18
Barriger        10/20/00     Purchase           2,000                    10.69

Michael W.      9/8/00       Purchase           1,150                    12.88
Howell

Henry Posner    4/27/00      Purchase           30,000                   14.13
III(1)          4/28/00      Purchase           20,000                   14.63
                5/2/00       Purchase           65,000                   13.41
                5/4/00       Purchase           25,000                   12.50
                5/11/00      Purchase           30,000                   12.19
                5/23/00      Purchase           30,000                   12.25

Andrew Sze(2)   9/6/00       Purchase           6,000                    12.90
                9/11/00      Purchase           1,000                    12.77
                9/11/00      Purchase           1,500                    12.83
                9/11/00      Purchase           6,000                    12.89
                9/12/00      Purchase           1,500                    12.83
                9/13/00      Purchase           2,000                    12.83
                9/13/00      Purchase           2,000                    12.90
                9/13/00      Purchase           3,000                    12.77

_____________

(1) The indicated shares were purchased by Lyndhurst Associates, L.P. ("Lyndhurst Associates"), a Delaware limited partnership in which Mr. Posner is a limited partner. The Managing General Partner of Lyndhurst Associates is Henry Posner, Jr., the father of Mr. Posner. The address of Lyndhurst Associates is 381 Mansfield Avenue, 500 Greentree Commons, Pittsburgh, Pennsylvania 15220. Mr. Posner disclaims beneficial ownership of the shares held by Lyndhurst Associates.

(2) Includes 6,000 shares of Common Stock purchased on September 6, 2000 that are held in trusts for the benefit of Mr. Sze's daughter and son. Mr. Sze has sole voting and dispositive power with respect to such shares. On September 6, 2000, Mr. Sze's daughter purchased 300 shares of Common Stock at a price of $12.82 per share. Mr. Sze's daughter has sole voting and dispositive power with respect to such shares. Mr. Sze disclaims beneficial ownership of the shares held by his daughter.

     No part of the purchase price or market value of the shares of the Company's Common Stock beneficially owned by the members of the Committee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares.

     Except as disclosed in this Consent Statement, none of the members of the Committee is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     Edward A. Burkhardt is the former Chairman, President and Chief Executive Officer of the Company and is the beneficial owner of more than 5% of the Company's outstanding Common Stock. During the Company's fiscal year ended December 31, 1999, the Company paid Mr. Burkhardt $367,500 in salary, bonus and other compensation in connection with his employment. In addition, during the Company's fiscal year ended December 31, 1999, the Company granted Mr. Burkhardt stock options to purchase 70,000 shares of Common Stock, all of which expired on August 31, 2000.

     The Company and Mr. Burkhardt are parties to an Agreement dated as of July 7, 1999 (the "Separation Agreement") entered into in connection with Mr. Burkhardt's separation of employment with the Company and its subsidiaries. Under the terms of the Separation Agreement, Mr. Burkhardt agreed to resign as a director and officer of the Company and each of its subsidiaries effective as of August 31, 1999 and the Company agreed to pay Mr. Burkhardt the amount of all of his previously earned and unpaid salary and to make a cash payment to Mr. Burkhardt of $1,311,000 as of the effective date of his separation from the Company. In addition, the Company agreed to make a series of cash payments to Mr. Burkhardt at a rate of $36,417 per month for the 36-month period ending August 31, 2002 and to continue to provide Mr. Burkhardt with certain insurance and other employment benefits. The Separation Agreement also includes agreements between the parties relating to the exercise of outstanding stock options, registration rights, non-competition, confidentiality, non-disparagement, publicity and the mutual release of claims. A copy of the Separation Agreement is included as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

     In connection with his separation of employment with the Company and its subsidiaries, on August 6, 1999, Wisconsin Central International, Inc. ("WCI"), a subsidiary of the Company, assigned to Rail World, Inc., a company of which Mr. Burkhardt is the President and Chief Executive Officer and the sole stockholder, all of WCI's rights and interests in the Teaming Agreement dated as of April 29, 1999 between WCI, Jarvis International and OU Graniger Invest with respect to the privatization of the Estonian Railway. On August 6, 1999, WCI also purchased the shares and options issued by English Welsh & Scottish Railway Holding Ltd., an affiliate of the Company, held by Mr. Burkhardt for $1,191,687 in cash.

     The director nominees proposed by the Committee have agreed to elect Mr. Burkhardt as the Company's Chief Executive Officer if they are elected as directors of the Company pursuant to this Consent Solicitation. In his capacity as Chief Executive Officer, Mr. Burkhardt is expected to receive compensation from the Company in the form of salary, bonuses, employee health and welfare benefits, and stock options or similar rights. The specific amount and composition of Mr. Burkhardt's compensation has not been agreed by the members of the Committee. Mr. Burkhardt's compensation is expected, however, to be substantially comparable to the compensation provided by the Company to its current Chief Executive Officer.

     Clipper Express Co., a company of which Andrew Sze was the Chief Executive Officer and President until 1999, was a customer of the Company's domestic freight railway operations. The aggregate amount of the payments made by Clipper Express Co. to the Company during 1999 did not exceed $500,000.

     Except as disclosed in this Consent Statement, none of the Committee, the members of the Committee, the Committees nominees for director or, to the Committee's knowledge, any of their respective associates has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to future transactions to which the Company or any of its affiliates will or may be a party, or any material interest, direct or indirect, in any transaction that has occurred since September 30, 1998, or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

                           SOLICITATION OF CONSENTS

     The Committee has retained Innisfree M&A Incorporated ("Innisfree") to assist in the solicitation of consents in connection with this Consent Solicitation. The Committee has agreed to pay Innisfree a fee for its services estimated to be not more than $100,000 and to reimburse Innisfree for its reasonable out-of-pocket expenses. The Committee has also agreed to indemnify Innisfree against certain liabilities and expenses in connection with this Consent Solicitation, including liabilities under the federal securities laws.

     It is anticipated that approximately 50 persons will be employed by Innisfree to solicit shareholders in connection with this Consent Solicitation. Consents may be solicited by mail, e-mail, telephone, telecopier, telegram, newspaper and magazine advertisement, and in person.

     Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the beneficial owners of shares of Common Stock for which they hold of record and the Committee will reimburse them for their reasonable out-of-pocket expenses.

     The Committee has retained Providence Capital, Inc. to act as its advisor in connection with this Consent Solicitation for which Providence will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, the Committee has agreed to indemnify Providence and certain related persons against liabilities, including certain liabilities under the federal securities laws, arising out of Providence's engagement. In connection with Providence's role as advisor, the following employees of Providence may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of Wisconsin Central and may solicit consents from these institutions, brokers or other persons:
Herbert A. Denton and William J. Tapert.

     The expenses related directly to this Consent Solicitation are expected to aggregate $600,000 and will be borne by the Committee. These expenses include fees and expenses for attorneys, accountants, public relations and financial advisers, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation. Of this estimated amount, approximately $150,000 has been spent to date.

     Mr. Burkhardt intends to pay all expenses incurred on behalf of the Committee and to satisfy the expense reimbursement and indemnification obligations of the Committee with respect to this Consent Solicitation. Mr. Burkhardt and the Committee intend to seek reimbursement of their expenses related to this Consent Solicitation from Wisconsin Central whether or not this Consent Solicitation is successful. The question of reimbursement of the Committee's expenses by Wisconsin Central will not be submitted to a shareholder vote.

     If you have any questions concerning this Consent Solicitation or the procedures to be followed to sign and return a consent card, please contact Innisfree M&A Incorporated or the Committee at the telephone numbers indicated below.

     Innisfree      1-888-750-5834
     The Committee      1-773-714-8669

                       Information Regarding the Company

     The information concerning the Company contained in this Consent Statement has been taken from or is based upon documents and records on file with the Securities and Exchange Commission and other publicly available information. The Committee has no knowledge that would indicate that statements relating to the Company contained in this Consent Statement in reliance upon publicly available information are inaccurate or incomplete. The Committee, however, has not been given access to the books and records of the Company, was not involved in the preparation of such information and statements, and is not in a position to verify, or make any representation with respect to the accuracy or completeness of, any such information or statements.

     Information regarding the deadline for submitting shareholder proposals for inclusion in the Company's proxy statement for its next annual meeting of shareholders and the date after which notices of shareholder proposals will be considered untimely is contained in the Company's proxy statement dated as of April 10, 2000.

                               ________________

     Adoption of the Proposals, including the removal of the current members of the Company's Board of Directors and election of the Nominees, is an important step toward implementation of the Committee's plans to maximize shareholder value at Wisconsin Central. Accordingly, we urge you to promptly sign, date and return the enclosed WHITE consent card.


                                        WISCONSIN CENTRAL SHAREHOLDERS
                                        COMMITTEE TO MAXIMIZE VALUE



                                        Edward A. Burkhardt, Chairman



November 13, 2000

                    FORM OF CONSENT SOLICITED ON BEHALF OF
          WISCONSIN CENTRAL SHAREHOLDERS COMMITTEE TO MAXIMIZE VALUE

     Unless otherwise specified below, the undersigned, a holder of shares of common stock, par value $0.01 per share (the "Common Stock"), of Wisconsin Central Transportation Corporation, a Delaware corporation (the "Company"), on October 23, 2000 (the "Record Date"), hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to all of the shares of Common Stock which the undersigned is entitled to vote, to the taking of the following actions (collectively, the "Proposals") without a meeting of the shareholders of the Company:

     IF YOU SIGN, DATE AND RETURN THIS CARD WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE CONSENTED WITH RESPECT TO SUCH PROPOSALS. IF YOU CONSENT WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS CONSENT CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF CONSENT WITH RESPECT TO SUCH PROPOSALS.

     The Wisconsin Central Shareholders Committee to Maximize Value (the "Committee") recommends that you consent to all of the following actions.


     Proposal No. 1. -- Elimination of Provision Establishing Classified Board

     Consents [_]    Withholds Consent [_]


     Proposal No. 2. -- Modification of the Provision for Filling Vacancies

     Consents [_]    Withholds Consent [_]


     Proposal No. 3. -- Elimination of Provision Regarding the Removal of Directors

     Consents [_]    Withholds Consent [_]

     Proposal No. 4. -- Removal of Current Directors: Thomas E. Evans, Carl Ferenbach, J. Reilly McCarren, Roland V. McPherson, Thomas F. Power, Jr., Thomas W. Rissman, John W. Rowe, A. Francis Small and Robert H. Wheeler.

     Consents [_]    Withholds Consent [_]

     (Instruction: To consent to the removal of certain of the current directors of the Company, but not all of them, check the "CONSENTS" box above and write the name of each person you do not wish removed in the following space:
________________________________________________________).

     Proposal No. 5. -- Election of Nominees: John W. Barriger, Edward A. Burkhardt, Robert E. Dowdy, Aaron J. Gellman, Michael W. Howell, Henry Posner III and Andy Sze.

     Consents [_]    Withholds Consent [_]

     (Instruction: If you wish to consent to the election of certain of the Nominees, but not all of them, check the "CONSENTS" box above and write the name of each such person you do not wish elected in the following space:
________________________________________________________.  If no box is marked above with respect to this Proposal, the undersigned will be deemed to consent to such Proposal, except that the undersigned will not be deemed to consent to the election of any candidate whose name is written-in in the space provided above.).


     Proposal No. 6. -- Repeal of Bylaws Adopted Subsequent to May 20, 1999

     Consents [_]    Withholds Consent [_]

     Note: The effectiveness of each of Proposal Nos. 2, 3, 4 and 5 is conditioned upon the approval of Proposal No. 1. In addition, the effectiveness of Proposal No. 4 is conditioned upon at least one of the Nominees listed in Proposal No. 5 being elected as a member of the Board.

     Please sign, date and mail your consent today in the enclosed postage-paid envelope.

                                                Dated:

                                        ____________________________

                                        ____________________________
                                           Signature

                                        ____________________________
                                           Signature if held jointly

                                        ____________________________
                                           Title(s)

     Please sign your name above exactly as it appears on your stock certificate(s)on the Record Date or on the label affixed hereto. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

     If you have any questions or need assistance in voting your shares, please contact Innisfree M&A Incorporated toll-free at 1-888-750-5834.

                               October 19, 2000



Mr. Edward Burkhardt
Chairman
Wisconsin Central Shareholders Committee to Maximize Value
8600 West Bryn Mawr Avenue
Suite 500N
Chicago, IL 60631

RE:  Wisconsin Central Transportation Corporation

Dear Ed:

     We understand that the Wisconsin Central Shareholders Committee to Maximize Value (the "Committee") together with other shareholders of Wisconsin Central Transportation Corp. ("WCLX"), are proposing to lodge a proxy statement with the Securities and Exchange Commission later this week which, if successful, will result in the existing Board of WCLX being replaced. This will arguably cause an event of default for WCLX's existing debt facility, which may require the repayment of the facility.

     Macquarie Bank Limited ("Macquarie") is keen to continue its ongoing relationship with you and your fellow shareholders. In the recent past we have assisted your company, Rail World, in providing financial advice and finance arranging services for rail assets in Australasia and Europe. We would be delighted to assist you to arrange a facility to replace the facility entered into by WCLX on 14 August 2000, if required.

     Macquarie is Australia's leading investment bank with assets in excess of A$23 billion, earnings of A$210.2 million for the year ending 30 March 2000 and a return on equity of 28.1% for the year ending 30 March 2000. Macquarie is experienced in arranging $US finance of this type. Macquarie has been named the 1999 No. 1 Australasian Infrastructure Financial Adviser by the international publication Privatization International. Macquarie has a keen focus on infrastructure with one of the few infrastructure investment funds worldwide. Macquarie's infrastructure fund has a market capitalization in excess of A$1 billion.

     Based on our experience of working with Rail World, Macquarie is highly confident that it can arrange a debt facility for WCLX to replace the existing approximately US$480 million facility entered into on 14 August 2000.



                                        Sincerely,
                                        MACQUARIE BANK LIMITED

                                        /s/  Murray Bleach

                                        Murray Bleach
                                        Executive Director

________________________________________________________________________________
                                   IMPORTANT

     Only shareholders of record on the Record Date are entitled to give their consent to the Proposals. Thus:

 .    If your shares are held in your own name, please sign, date and return the enclosed WHITE consent card in the postage-paid envelope provided.

 .    If your shares are held in the name of a brokerage firm, bank nominee or other institution, only such entity can execute a consent on your behalf and only upon receipt of your specific instructions. Accordingly, you should sign, date and return the enclosed WHITE consent card in the envelope provided by your broker.

     We urge you NOT to sign any consent revocation card.

     The Committee requests that completed, signed and dated WHITE consent cards be returned to it on or before December 15, 2000. A FAILURE TO SIGN, DATE AND RETURN THE WHITE CONSENT CARD IN A TIMELY MANNER WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE COMMITTEE'S PROPOSALS.

     If you have any questions or require any assistance in executing your consent, please call Innisfree M&A Incorporated at 1-888-750-5834 (toll-free).
________________________________________________________________________________